EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Huntington Ingalls Industries Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 16, 2017, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, and our report dated June 22, 2017 appearing in the Annual Report on Form 11-K of Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Richmond, VA

November 9, 2017